Exhibit (a)(1)(E)

Offer to Purchase for Cash

All Outstanding Shares of
Common Stock
of
Factory Card & Party Outlet Corp.
at
$16.50 Net Per Share of Common Stock

Pursuant to the Offer to Purchase
Dated October 1, 2007
by
Amscan Acquisition, Inc.
a wholly-owned subsidiary of
Amscan Holdings, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON MONDAY, NOVEMBER 5, 2007, UNLESS THE OFFER IS EXTENDED.

To Our Clients:	October 1, 2007

Enclosed for your consideration is an Offer to Purchase, dated October 1, 2007 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) relating to the Offer by Amscan Acquisition, Inc., a Delaware corporation (the “Purchaser”) and wholly-owned subsidiary of Amscan Holdings, Inc., a Delaware corporation (“Parent”), to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Factory Card & Party Outlet Corp., a Delaware corporation (“Factory Card”), at a price of $16.50 per Share, net to the seller in cash (such price, or any higher price per Share as may be paid pursuant to the Offer, is referred to in this letter as the “Offer Price”), without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal enclosed herewith.

We (or our nominees) are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us (or our nominees) as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used to tender Shares held by us for your account.

We request your instructions as to whether you wish to tender any or all of the Shares held by us for your account according to the terms and conditions set forth in the Offer.

Your attention is directed to the following:

1. The Offer Price offered by the Purchaser is $16.50 per Share, net to the seller in cash, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions of the Offer to Purchase.

2. The Offer is being made for all outstanding Shares.

3. At a meeting held on September 17, 2007, the board of directors of Factory Card (the “Board”), by a unanimous vote, (1) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement (as defined below), including the Offer and the Merger, and (2) determined that the Offer and the Merger are in the best interests of the stockholders of Factory Card. The Board also unanimously resolved to recommend that the stockholders of Factory Card accept the Offer, tender their Shares to the Purchaser pursuant to the Offer, and, if required by the Delaware General Corporation Law, directed that the Merger Agreement and the Merger be submitted to the stockholders of Factory Card for their adoption and recommended that the stockholders adopt the Merger Agreement and the Merger (the “Board Recommendation”).

4. The Offer is being made pursuant to the Agreement and Plan of Merger dated as of September 17, 2007 (the “Merger Agreement”), among Parent, the Purchaser and Factory Card, pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into Factory Card, with the surviving entity, Factory Card, becoming a direct wholly-owned subsidiary of Parent (the “Merger”). In the Merger, each Share issued and outstanding immediately prior to the Effective Time (as defined in the Offer to Purchase) other than Shares owned by Parent, the Purchaser, any wholly-owned subsidiary of Parent or Factory Card’s subsidiary or by stockholders, if any, who are entitled to and properly exercise appraisal rights under Delaware law, or held in the treasury of Factory Card will be cancelled and extinguished and converted into the right to receive the Offer Price in cash, without interest thereon and less any applicable withholding taxes. The Merger Agreement is more fully described in “The Tender Offer — Section 12 — Purpose of the Offer; The Merger Agreement; Plans for Factory Card” of the Offer to Purchase.

5. The Offer and withdrawal rights expire at 12:00 midnight, Eastern time, on Monday, November 5, 2007 (the “Expiration Date”), unless the offer is extended by the Purchaser, in which event the term “Expiration Date” means the latest time at which the Offer, as so extended by the Purchaser, will expire.

6. The Offer is not subject to a financing condition. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date that number of Shares which represents not less than a majority of the issued and outstanding Shares on a fully-diluted basis (assuming, for purposes of such calculation, the exercise or conversion of all outstanding options, warrants, rights to purchase Shares and convertible securities). The Offer is also conditioned upon the satisfaction of other conditions set forth in “The Tender Offer — Section 14 — Certain Conditions of the Offer” of the Offer to Purchase.

7. Tendering stockholders will not be obligated to pay brokerage fees or commissions to the Depositary (as defined below) or MacKenzie Partners, Inc., which is acting as the Information Agent for the Offer, or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser in the Offer. However, U.S. federal income tax backup withholding (currently 28%) may be required unless an exemption applies and adequate documentation of the exemption is provided to the Depositary or unless the required taxpayer identification information and certain other certifications are provided to the Depositary. See Instruction 8 of the Letter of Transmittal.

If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in such instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Date.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by Wells Fargo Bank, N.A. (the “Depositary”) of (a) Share certificates (or a timely Book-Entry Confirmation) (as defined in the Offer to Purchase), (b) a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 2 of the Offer to Purchase, an Agent’s Message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making payment.

The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal, and is being made to all holders of Shares. The Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. However, the Purchaser may take such action as it deems necessary to make the Offer in any jurisdiction and extend the Offer to holders of such Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

INSTRUCTIONS WITH RESPECT TO THE
OFFER TO PURCHASE FOR CASH

All Outstanding Shares of
Common Stock
of
Factory Card & Party Outlet Corp.
by
Amscan Acquisition, Inc.
a wholly-owned subsidiary of
Amscan Holdings, Inc.

The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase, dated October 1, 2007 (the “Offer to Purchase”), and the related Letter of Transmittal in connection with the Offer by Amscan Acquisition, Inc., a Delaware corporation (the “Purchaser”) and wholly-owned subsidiary of Amscan Holdings, Inc., a Delaware corporation, to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Factory Card & Party Outlet Corp., a Delaware corporation, at a price of $16.50 per Share, net to the seller in cash (such price, or any higher price per Share as may be paid pursuant to the Offer, is referred to as the “Offer Price”), without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the Offer to Purchase and related Letter of Transmittal.

NUMBER OF SHARES TO BE TENDERED:*	SIGN HERE

(Signature(s))

Please Type or Print Names(s)

Please Type or Print Names(s)

Area Code and Telephone Number

Tax Identification Number or Social Security Number
Dated:

*	Unless otherwise indicated, it will be assumed that all your Shares are to be tendered.

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